                                                                   Exhibit 12.01

               Travelers Property Casualty Corp. and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
                   (In millions of dollars, except for ratio)




                                                      Three Months Ended        Six Months Ended
                                                           June 30,                 June 30,
                                                       2000        1999         2000        1999
                                                      ------      ------       ------      ------

Income before federal income taxes and cumulative
    effect of changes in accounting principles        $  498      $  480       $  942      $  931
Interest                                                  33          40           67          80
Portion of rentals deemed to be interest                   9          12           21          23
                                                      ------      ------       ------      ------
Earnings available for fixed charges                  $  540      $  532       $1,030      $1,034
                                                      ======      ======       ======      ======

Fixed charges:
     Interest                                         $   33      $   40       $   67      $   80
     Portion of rentals deemed to be interest              9          12           21          23
                                                      ------      ------       ------      ------
     Total fixed charges                              $   42      $   52       $   88      $  103
                                                      ======      ======       ======      ======

Ratio of earnings to fixed charges                    12.86x      10.23x       11.70x      10.04x
                                                      ======      ======       ======      ======

The ratio of earnings to fixed charges is computed by dividing income before federal income taxes and cumulative effect of changes in accounting principles and fixed charges by the fixed charges. For purposes of this ratio, fixed charges consist of that portion of rentals deemed representative of the appropriate interest factor.